As filed with the Securities and Exchange Commission on May 8, 2025

Registration No. 333-286331

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

HEALTHCARE TRIANGLE, INC.

(Exact name of registrant as specified in its charter)

Delaware	7373	84-3559776
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

7901 Stoneridge Drive, Suite 220

Pleasanton, CA 94588

(925) 270-4812

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David Ayanoglou

Chief Financial Officer

Healthcare Triangle, Inc.

7901 Stoneridge Drive, Suite 220

Pleasanton, CA 94588

(925) 270-4812

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ross Carmel, Esq. Jeffrey Wofford, Esq. Sichenzia Ross Ference Carmel LLP 1185 Avenue of the Americas, 31st Floor New York, NY 10036 (212) 930-9700

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for comply with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED MAY 8, 2025

HEALTHCARE TRIANGLE, INC.

Up to 1,483,809,885 Shares of Common Stock

This prospectus relates to the offer and sale from time to time of up to 1,483,809,885 shares of common stock, par value $0.00001 per share (the “Common Stock”) of Healthcare Triangle, Inc., (either individually or together with its subsidiaries, “us, “we”, “our”, “HCTI” or the “Company”) by the selling stockholders identified in this prospectus. The number of shares the selling stockholders may sell consists of (i) up to 7,017,429 shares of Common Stock purchased from us by the selling stockholders as part of units (each a Unit”) pursuant to Securities Purchase Agreements (each a “Securities Purchase Agreement”) dated February 27, 2025 between us and the applicable selling shareholder; (ii) up to 29,173,056 shares of Common Stock that may be issued to the selling stockholders if they fully exercise the pre-funded warrants (the “Pre-funded Warrants”) that were included in the Units; (iii) 361,904,850 shares of Common Stock that may be issued to the selling stockholders if they fully exercise the Series A warrants (the “Series A Warrants”) that were included in the Units at the floor price of $0.084 per share (the “Floor Price”) and (iv) 1,085,714,550 shares of Common Stock that may be issued to the selling stockholders if they fully exercise the Series B warrants (the “Series B Warrants” and together with the Series A Warrants, the “Purchase Warrants”) using the “zero exercise price option” provided for in the Series B Warrants and prior to such exercise, the exercise price for all of the shares underlying the Series B Warrants is reset to the Floor Price. The Purchase Warrants became exercisable on March 23, 2025, the effective date of the approval by the stockholders of the exercise of the Purchase Warrants.

The Purchase Warrants contain several exercise price reset provisions described under the section titled “The Private Placement,” including a one-time reset of the exercise price (subject to a floor of $0.084 per share) to a price equal to the lowest Weighted Average Price (as defined in the Purchase Warrants) for the Common Stock during the period (the “Adjustment Period”) beginning two (2) trading days immediately prior to the effective date of the Registration Statement and ending on the tenth (10th) trading day after the effective date of the Registration Statement (the “Adjustment Period End Date”). A reset of the exercise price will only occur if the lowest Weighted Average Price during the Adjustment Period is lower than the initial exercise price. If a reset of the exercise price of a Purchase Warrant occurs, the number of shares of Common Stock underlying such Purchase Warrant will also be increased on the trading day after the Adjustment Period End Date (the “Adjustment Date”), so that the reset exercise price multiplied by increased number of shares equal the aggregate proceeds that would have resulted from the full exercise of such Purchase Warrant immediately prior to the Adjustment Date. In addition, a holder of Series B Warrants may, at any time and in its sole discretion, exercise its Series B Warrants in whole or in part by means of a “zero exercise price” option in which the holder is entitled to receive a number of shares of Common Stock that shall equal the product of (x) the aggregate number of shares of Common Stock that would be issuable upon exercise of the Series B Warrant in accordance with its terms if such exercise were by means of a cash exercise rather than through the zero exercise price option and (y) 3. As a result of this feature, we do not expect to receive any cash proceeds from the exercise of the Series B Warrants because it is highly unlikely that a Series B Warrant holder will elect to pay an exercise price in cash to receive one share of common stock when they could elect the zero exercise price option in these circumstances to receive more shares of common stock than they would receive if they did pay an exercise price. As an example, given the above provisions, holders of the Series B Warrants will be issued a maximum of 1,085,714,550 shares of Common Stock upon the exercise of the Series B Warrants. Each Series B Warrant includes one underlying share of common stock that may be obtained by exercising the Series B Warrant at an exercise price of $0.84; however if the holder elects the zero exercise price option, the number of shares of common stock could increase to up to 30 shares of common stock underlying each Series B Warrant if the exercise price decreases to and equals the Floor Price at the time of such election. As such, holders of the Series B Warrants may elect to be issued up to 1,085,714,550 shares of common stock upon the exercise of the Series B Warrants assuming the Floor Price. For a description of the risks involved with exercise of the Series B Warrants, see “Risk Factors—Risks Related to this Offering.”

The shares of Common Stock covered by this prospectus have been or will be issued in reliance on exemptions from registration provided by Section 4(a)(2) of the Securities Act, and Rule 506(b) promulgated thereunder. We are registering the shares of Common Stock to satisfy our obligations in connection with registration rights we have granted to the selling stockholders pursuant to the terms of a Registration Rights Agreement, dated as of February 28, 2025, by and between the Company and the selling stockholders (the “Registration Rights Agreement”).

We are not selling any shares of our Common Stock in this offering and we will not receive any of the proceeds from the sale of shares of our Common Stock by the selling stockholder. The selling stockholders will receive all of the proceeds from any sales of the shares of our Common Stock offered hereby, but we will receive the proceeds from any cash exercises of the Purchase Warrants. However, we will incur expenses in connection with the registration of the shares of our Common Stock offered hereby.

The selling stockholders may sell these shares through public or private transactions at market prices prevailing at the time of sale or at negotiated prices. The timing and amount of any sale are within the sole discretion of each selling stockholder. The selling stockholders and any underwriters, dealers or agents that participate in distribution of the securities may be deemed to be underwriters, and any profit on sale of the securities by them and any discounts, commissions or concessions received by any underwriter, dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act. There can be no assurances that the selling stockholders will sell any or all of the securities offered under this prospectus.

For further information regarding the possible methods by which the shares may be distributed, see the section titled “Plan of Distribution” beginning on page 15 of this prospectus. We will bear all costs, expenses and fees in connection with the registration of the shares of Common Stock. The selling stockholders will bear all commissions and discounts, if any, attributable to their sales of the shares of Common Stock.

Our Common Stock is listed on the Nasdaq Capital Market LLC (“Nasdaq”) under the symbol “HCTI”. On March 31, 2025, the closing sale price of our Common Stock as reported on Nasdaq was $0.2996.

Investment in our Common Stock involves risk. See “Risk Factors” contained in this prospectus, in our periodic reports filed from time to time with the Securities and Exchange Commission, which are incorporated by reference in this prospectus and in any applicable prospectus supplement. You should carefully read this prospectus and the documents we incorporate by reference, before you invest in our Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2025

Please read this prospectus carefully. It describes our business, our financial condition and our results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision. You should rely only on the information contained in this prospectus or to which we have referred you. No one has been authorized any person to provide you with additional information or different information. We take no responsibility for and can provide no assurance as to the reliability of, any information that others may give you. This prospectus may only be used where it is legal to offer and sell the securities described herein and only during the effectiveness of the registration statement of which this prospectus forms a part. You should assume the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our Common Stock. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. See “Risk Factors” and “Special Note Regarding Forward-Looking Statements.”

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ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus or contained in any prospectus supplement or free writing prospectus filed with the Securities and Exchange Commission (the “SEC”). Neither we nor the selling stockholders have authorized anyone to provide you with additional information or information different from that contained in this prospectus filed with the SEC. The selling stockholders are offering to sell, and seeking offers to buy, shares of our Common Stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of shares of our Common Stock. Our business, financial condition, results of operations and prospects may have changed since that date.

Throughout this prospectus, unless otherwise designated or the context suggests otherwise:

●	all references to “we,” “us,” “our,” the “Company,” “HCTI” and “our Company” refer to Healthcare Triangle, Inc., a Delaware corporation, and its subsidiaries;

●	“AI” means artificial intelligence;

●	DevOps is a set of practices that combines software development (Dev) and IT operations (Ops);

●	“EHR” means electronic health records;

●	“HCLS” means Healthcare and Life Sciences;

●	“ML” means machine learning; and

●	“year” or “fiscal year” means the fiscal year ending December 31st.

Unless otherwise specified, all dollar amounts are expressed in United States dollars. All references to “$” or “USD” refer to US dollars and all references to “common stock” and “shares” refer to the Common Stock in our capital stock, unless otherwise indicated.

For investors outside the United States: Neither we nor the selling stockholders have done anything that would permit this offering, or possession or distribution of this prospectus, in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside of the United States. See the section of this prospectus entitled “Plan of Distribution” and “Material U.S. Federal Income Tax Considerations” for additional information on these restrictions.

Unless otherwise indicated, information in this prospectus concerning economic conditions, our industries and our markets is based on a variety of sources, including information from third-party industry analysts and publications and our own estimates and research. This information involves a number of assumptions, estimates and limitations. The industry publications, surveys and forecasts and other public information generally indicate or suggest that their information has been obtained from sources believed to be reliable. None of the third-party industry publications used in this prospectus were prepared on our behalf. The industries in which we operate are subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” in this prospectus. These and other factors could cause results to differ materially from those expressed in these publications.

We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our businesses. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may appear without the ®, TM or SM symbols, but the omission of such references is not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable owner of these trademarks, service marks and trade names.

ii

Market Data

Market data and certain industry data and forecasts used throughout this prospectus were obtained from internal company surveys, market research, consultant surveys, publicly available information, reports of governmental agencies, and industry publications and surveys. Industry surveys, publications, consultant surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but the accuracy and completeness of such information are not guaranteed. To our knowledge, certain third-party industry data that includes projections for future periods does not take into account the effects of the worldwide coronavirus pandemic. Accordingly, those third-party projections may be overstated and should not be given undue weight. Forecasts are particularly likely to be inaccurate, especially over long periods of time. In addition, we do not necessarily know what assumptions regarding general economic growth were used in preparing the forecasts we cite. Statements as to our market position are based on the most currently available data. While we are not aware of any misstatements regarding the industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

iii

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus and does not contain all of the information that is important to you in making an investment decision. You should read the entire prospectus carefully, including the information under the headings “Risk Factors,” “Special Note Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the notes to those financial statements appearing elsewhere in this prospectus.

The Company

We are a healthcare information technology company focused on advancing innovative industry-transforming solutions in the sectors of cloud services, data science, and professional and managed services for the Electronic Health Record (EHR), healthcare and life sciences industry.

Our approach leverages our proprietary technology platforms, extensive industry knowledge, and healthcare domain expertise to provide solutions and services that reinforce healthcare progress. Through our platform, solutions, and services, we support healthcare delivery organizations, healthcare insurance companies, pharmaceutical and life sciences, biotech companies, and medical device manufacturers in their efforts to improve data management, develop analytical insights into their operations, and deliver measurable clinical, financial, and operational improvements.

We offer a comprehensive suite of software, solutions, platforms and services that enables some of the world’s leading healthcare and pharma organizations to deliver personalized healthcare, precision medicine, advances in drug discovery, development and efficacy, collaborative research and development, respond to real world evidence, and accelerate their digital transformation. We combine our expertise in the healthcare technology domain, cloud technologies, DevOps and automation, data engineering, advanced analytics, AI/ML, Internet of things (“IoT”), security, compliance, and governance to deliver platforms and solutions that drive improved results in the complex workflows of life sciences, biotech, healthcare providers, and payers. Our differentiated solutions, enabled by intellectual property platforms provide advanced analytics, data science applications, and data aggregation in a secure, compliant and cost-effective manner to our customers. Our approach reinforces healthcare progress through advanced technology, extensive industry knowledge, and domain expertise.

Our deep expertise in healthcare allows us to reinforce our clients’ progress by accelerating their innovation. Our healthcare IT services include EHR and software implementation, optimization, extension to community partners, as well as application managed services, and backup and disaster recovery capabilities on public cloud. Our 24x7 managed services are used by hospitals and health systems, payers, life sciences, and biotech organizations in their effort to improve health outcomes and deliver deeper, more meaningful patient and consumer experiences. Through our services, our customers achieve return on investment in their technology by delivering measurable improvements. Combined with our software and solutions, our services provide clients with an end-to-end partnership for their technology innovation.

We believe our principal competitive factors in our market include our technology capabilities, domain expertise, and on-demand customer support for companies to realize the benefits of modern cloud, data, and security architectures. There are several unique factors mentioned below that make HCTI an attractive service provider for healthcare and life sciences companies:

●	Technology Platforms: our proprietary software platforms, CloudEz and DataEz, are leveraged by our healthcare and life sciences customers for cloud transformation, automation, data management, security and data governance, and clinical and non-clinical operations management. Our Readabl.AI platform uses state-of-the-art public cloud artificial intelligence and machine learning to recognize and extract healthcare information from documents, faxes, and narrative reports.

●	Technology Enabled Services: our ability to deliver world-class services in the areas of cloud technologies, data, AI/ML, security, compliance, governance and extend these capabilities with clinical and operational consultants that work across the healthcare industry to improve patient and consumer outcomes.

●	Expertise in Compliance: our compliance and validation experts enable us to implement Health Insurance Portability and Accountability Act (HIPAA) requirements in GxP regulated establishments; GxP encompasses a broad range of compliance-related activities such as Good Laboratory Practices (GLP), Good Clinical Practices (GCP), and Good Manufacturing Practices (GMP). HCTI’s technology platforms CloudEz and DataEz are HITRUST self-certified. HCTI also supports BAA (Business Associate Agreement) coverage for healthcare clients along with cloud providers and PCI-DSS standards.

●	Engagement and Flexibility: HCTI’s ability to achieve customer operational objectives through our design and commercialization of innovative solutions with an outcome-based approach and prompt feedback.

●	Team Members: our world-class team of certified cloud architects and our unique expertise in large global pharmaceutical and biotech organizations and other participants of the healthcare industry.

●	Personal Approach to Customers: our strong relationship management and deep understanding of customer requirements enable us to continuously drive innovation. Our delivery methodology and automation-based approach give us the ability to respond to our customers’ needs and requirements rapidly.

●	Partnership with Industry Leaders: our established relationships with healthcare and life sciences teams of the public cloud providers, including Amazon Web Services (“AWS”), Google Cloud, Microsoft Azure Cloud, and EHR vendors such as MEDITECH and EPIC Systems while engaging with our customers for overall success.

Our organizational capabilities and unique advantages also include solving data insights and data interoperability challenges for the HCLS industry with our domain knowledge and technology solutions. To accelerate healthcare providers’ adoption of cloud and next-generation technologies, we leverage our life sciences and medical device industry experience in cloud, data, IoT, AI/ML, security & compliance.

The majority of our revenue is generated by our employees and contractors who provide software services and managed services and support to our clients. Our software services include strategic advisory, implementation and development services and managed services and support include post implementation support and cloud hosting. We are in the early stages of marketing CloudEz, DataEz and Readabl.AI as our SaaS offerings on a subscription basis, which we expect will provide us with recurring revenues. We do not yet have enough information about our competition or customer acceptance of the proposed SaaS offerings to determine whether or not recurring subscription revenue will have a material impact on our revenue growth. Our SaaS offerings have been launched and commercially available for customers.

We are led by a diverse, global, and talented team of data scientists, thought leaders, software developers, and subject matter experts who seek to understand our customers’ challenges and are dedicated to tackling these challenges. As of March 25, 2025, we had a total of 33 full time employees, 139 sub-contractors, including 154 certified cloud engineers, 20 Epic Certified EHR experts and 15 MEDITECH Certified EHR experts. Many of the senior management team and the members of our board of directors hold advanced degrees and some are leading experts in software development, regulatory science, and market access.

The Company, along with SecureKloud Technologies, Inc., a Nevada corporation (“SKT”) who, as of March 31, 2025, owns 28.3% of our common stock and all of our Series B Convertible Preferred Stock, is a born-on-the-cloud Premier Partner of AWS and an audited next generation MSP. We are a leading partner of Google Cloud and a Gold Cloud Partner of Microsoft Azure Cloud. The Company, along with SKT, is currently one of the top tier healthcare and life sciences competency partners of AWS among more than 100,000 partners in their global community of partners. The Company is also recognized as one of the top eight partners of Google Cloud Healthcare Interoperability Readiness Program. The Company has also established partnerships with Medical Information Technology, Inc. MEDITECH, Epic Systems, Splunk Inc., Snowflake Inc., Looker Inc. (acquired by Google), and other technology companies. SKT was rated in 2021 by Solutions Review, an independent online magazine, as one of the 22 best AWS-managed services providers (1). The Company has several Fortune 500 clients in the life sciences industry and partners with many hospitals in their cloud transformation journey. We conduct our business directly with hospitals and other healthcare providers. Our Healthcare IT services include systems selection, EHR implementation, post-implementation support to manage EHRs, legacy support, optimization, training, and creation of efficient EHR systems, and improvement of clinical outcomes for hospitals.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our Common Stock pursuant to an effective registration statement under the Securities Act; (ii) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under applicable SEC rules. We expect that we will remain an emerging growth company for the foreseeable future, but cannot retain our emerging growth company status indefinitely and will no longer qualify as an emerging growth company on or before the last day of the fiscal year following the fifth anniversary of the date of the first sale of our Common Stock pursuant to an effective registration statement under the Securities Act. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from specified disclosure requirements that are applicable to other public companies that are not emerging growth companies.

These exemptions include:

●	being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

●	not being required to comply with the requirement of auditor attestation of our internal controls over financial reporting;

●	not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

●	reduced disclosure obligations regarding executive compensation; and

●	not being required to hold a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We have taken advantage of certain reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

An emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected to avail ourselves of this extended transition period and, as a result, we will not be required to adopt new or revised accounting standards on the dates on which adoption of such standards is required for other public reporting companies.

We are also a “smaller reporting company” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and have elected to take advantage of certain of the scaled disclosure available for smaller reporting companies.

Corporate Information

We were originally incorporated in Nevada on October 29, 2019, and subsequently converted into a Delaware corporation on April 27, 2020. Our principal executive office is located at 7901 Stoneridge Drive, Suite 220, Pleasanton, CA 94588. Our telephone number is (925) 270-4812. Our website address is https://www.healthcaretriangle.com/. The information on our website or that may be accessed by links on our website is not incorporated by reference into this prospectus.

The Offering

Issuer:	Healthcare Triangle, Inc., a Delaware corporation.

Securities being offered by the Selling Stockholder:	Up to 1,483,809,885 shares of Common Stock, consisting of up to (i) 7,017,429 shares of Common Stock purchased from us by the selling stockholders as part of units (each a Unit”) pursuant to Securities Purchase Agreements (each a “Securities Purchase Agreement”) dated February 27, 2025 between us and the applicable selling shareholder; (ii) 29,173,056 shares of Common Stock that may be issued to the selling stockholders if they fully exercise the pre-funded warrants (the “Pre-funded Warrants”) that were included in the Units; (iii) 361,904,850 shares of Common Stock that may be issued to the selling stockholders if they fully exercise the Series A warrants (the “Series A Warrants”) that were included in the Units at the floor price of $0.084 per share and (iv) 1,085,714,550 shares of Common Stock that may be issued to the selling stockholders if they fully exercise the Series B warrants (the “Series B Warrants” and together with the Series A Warrants, the “Purchase Warrants”) using the “zero exercise price option” provided for in the Series B Warrants and prior to such exercise, the exercise price for all of the shares underlying the Series B Warrants is reset to the floor price of $0.084 per share. As a result of the zero exercise price option, we do not expect to receive any cash proceeds from the exercise of the Series B Warrants because it is highly unlikely that a Series B Warrant holder will elect to pay an exercise price in cash to receive one share of common stock when they could elect the zero exercise price option in these circumstances to receive more shares of common stock than they would receive if they did pay an exercise price. The exercise of the Series B Warrants will be highly dilutive to the Company’s stockholders who did not participate in the Private Placement. To better understand the terms of the Series B Warrants, you should carefully read the “The Private Placement” section of this prospectus. You should also read the form of the Series B Warrants, which is filed as an exhibit to the registration statement of which this prospectus forms a part. For a description of the risks involved with exercise of the Series B Warrants, see “Risk Factors—Risks Related to this Offering.”

Use of proceeds:	We are not selling any shares of our Common Stock in this offering and we will not receive any of the proceeds from the sale of shares of our Common Stock by the selling stockholder. The selling stockholders will receive all of the proceeds from any sales of the shares of our Common Stock offered hereby, however we will receive the proceeds from any cash exercises of the Purchase Warrants. See “Use of Proceeds” on page 9 for more information.

Risk factors:	Investing in our securities involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 5.

Dividend Policy:	We have never declared or paid any cash dividends on our shares, and we do not anticipate paying any cash dividends on our shares in the foreseeable future. It is presently intended that we will retain our earnings for future operations and expansion.

Trading market and symbol:	Our shares of Common Stock are listed on Nasdaq under the symbol “HCTI.”

Transfer agent:	The transfer agent and registrar for our Common Stock is VStock Transfer, LLC.

RISK FACTORS

Before purchasing any of the securities you should carefully consider the risk factors relating to our company described below and incorporated by reference in this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2024, as well as the risks, uncertainties, and additional information set forth in other documents incorporated by reference in this prospectus. For a description of these reports and documents, and information about where you can find them, see “Where You Can Find More Information” and “Incorporation of Certain Documents By Reference.” Additional risks not presently known or that we presently consider to be immaterial could subsequently materially and adversely affect our financial condition, results of operations, business, and prospects.

Risks Related to this Offering

An active trading market for our shares may not be sustained.

Although our shares are listed on The Nasdaq Stock Market LLC, the market for our shares has demonstrated varying levels of trading activity. The current level of trading may not be sustained in the future. The lack of an active market for our shares may impair investors’ ability to sell their shares at the time they wish to sell them or at a price that they consider reasonable, may reduce the fair market value of their shares and may impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire additional intellectual property assets by using our shares as consideration.

Future sales of substantial amounts of our Common Stock could adversely affect the market price of our Common Stock.

We may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. If additional capital is raised through the sale of equity or convertible debt securities, or perceptions that those sales could occur, the issuance of these securities could result in further dilution to investors purchasing our Common Stock in this offering or result in downward pressure on the price of our Common Stock, and our ability to raise capital in the future.

The issuance of shares upon exercise of derivative securities may cause immediate and substantial dilution to our existing stockholders.

The issuance of shares upon exercise of our outstanding warrants, including the Purchase Warrants may result in substantial dilution to the interests of other stockholders since these selling stockholders may ultimately convert or exercise and sell all or a portion of the full amount issuable upon exercise. The issuance of these shares will have the effect of further diluting the proportionate equity interest and voting power of holders of our Common Stock.

If the Series B Warrants are exercised by way of the “zero exercise price” option, stockholders may suffer substantial dilution.

If the Series B Warrants are exercised by way of the “zero exercise price” option, such exercising holder will receive 3 shares of Common Stock for each Series B Warrant they exercise, without any cash payment to us. If a “zero exercise price” option is utilized, such exercise will result in substantial dilution to stockholders. As a result of this feature, we do not expect to receive any cash proceeds from the exercise of the Series B Warrants in these circumstances because it is highly unlikely that a Series B Warrant holder will elect to pay an exercise price in cash to receive one share of Common Stock at a time when they could elect the zero exercise price option to receive more shares of Common Stock than they would receive if they did pay an exercise price. If each holder of the Series B Warrants elects the zero exercise price option, the number of shares of Common Stock could increase to up to 30 shares of Common Stock underlying each Series B Warrant if the exercise price decreases to and equals the Floor Price at the time of such election. As such, holders of the Series B Warrants may elect to be issued up to 1,085,714,550 shares of Common Stock upon the exercise of the Series B Warrants assuming the $0.084 Floor Price. If holders of the Series B Warrants elect the zero exercise price option, on this basis, such exercise will result in substantial dilution to stockholders.

We may not be able to maintain the listing of our Common Stock on Nasdaq, which could adversely affect our liquidity and the trading volume and market price of our Common Stock and decrease or eliminate your investment.

Nasdaq requires listing issuers to comply with certain standards to remain listed on its exchange. If, for any reason, Nasdaq should delist our securities from trading on its exchange and we are unable to obtain listing on another reputable national securities exchange, a reduction in some or all of the following may occur, each of which could materially adversely affect our stockholders.

On February 26, 2025, we received a letter from Nasdaq notifying us that we were no longer in compliance with the $1.00 minimum bid price requirement for continued listing on Nasdaq under Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Rule”). Although Nasdaq has granted us 180 calendar days, or until August 25, 2025 (the “Compliance Period”) to regain compliance with the Bid Price Rule, in connection with the Panel’s approval our appeal to regain compliance with the Stockholders’ Equity Rule (as defined under “The Private Placement”) as described in more detail under “The Private Placement,” the Panel informed us that we are not eligible for an extension of the Compliance Period and if we do not regain compliance with the Bid Price Rule during the Compliance Period, our Common Stock will be delisted. There can be no assurance that we will regain such compliance during the Compliance Period.

Any delisting determination by Nasdaq could seriously decrease or eliminate the value of an investment in our Common Stock and other securities linked to our Common Stock. While a listing on an over-the-counter exchange could maintain some degree of a market in our Common Stock, we could face substantial material adverse consequences, including, but not limited to, the following: limited availability for market quotations for our Common Stock; reduced liquidity with respect to and decreased trading prices of our Common Stock; a determination that shares of our Common Stock are “penny stock” under the Securities and Exchange Commission rules, subjecting brokers trading our Common Stock to more stringent rules on disclosure and the class of investors to which the broker may sell the Common Stock; limited news and analyst coverage for our Company, in part due to the “penny stock” rules; decreased ability to issue additional securities or obtain additional financing in the future; and potential breaches under or terminations of our agreements with current or prospective large stockholders, strategic investors and banks. The perception among investors that we are at heightened risk of delisting could also negatively affect the market price of our securities and trading volume of our Common Stock.

Furthermore, on May 7, 2025, the closing price of our Common Stock was $0.1909. Pursuant to Nasdaq Rule 5810(c)(3)(A)(iii), if the closing price of our Common Stock is $0.10 or less for 10 consecutive trading days, we will be issued a Nasdaq delisting determination notice. The likelihood of our Common Stock trading below $0.10 for 10 consecutive trading days is significantly increased by registration of Purchase Warrants under the registration statement related to this prospectus as up to 361,904,850 shares of our Common Stock could be issued at an exercise price as low as $0.084 per share pursuant to the Series A Warrants and up to 1,085,714,550 shares of our Common Stock could be issued at an exercise price of zero pursuant to the Series B Warrants. If we receive a Nasdaq delisting determination notice resulting from our Common Stock trading at or below $0.10 for 10 consecutive trading days, we will have seven calendar days to request a hearing before a Nasdaq hearings panel to review such delisting determination, which will stay the delisting of our Common Stock by Nasdaq. A hearing would then take place within 45 days of the hearing request to determine whether or not our Common Stock would be delisted. If, in the future, we receive a Nasdaq delisting determination notice there can be no assurance that we would be successful in preventing a determination by the Nasdaq hearing panel that our stock will be delisted.

The issuance and exercise of the Series B Warrants could be a significant factor in Nasdaq using its discretionary authority to make a delisting determination or suspending tading of our Common Stock.

Under Listing Rule 5101, Nasdaq has broad discretionary authority to suspend or delist particular securities based on any event, condition, or circumstance that exists or occurs that makes continued listing of the securities on Nasdaq inadvisable or unwarranted in the opinion of Nasdaq, even though the securities meet all enumerated criteria for continued listing on Nasdaq. We are aware of public disclosure made by another Nasdaq listed company that is listed on the Nasdaq Global Market (the “Other Listed Company”) that discloses on April 25, 2025, the Other Listed Company received a notification letter from Nasdaq (the First April Notice”), stating that based on its review of the Othe Listed Company’s public filings with the SEC, Nasdaq determined to delist the Other Listed Company’s securities pursuant to its discretionary authority under Listing Rule 5101. The disclosure stated that Nasdaq determined that the Other Listed Company’s issuance of warrants containing a zero exercise price option, like the Series B Warrants, raised public interest concerns because of the substantial dilution to stockholders and disclosed that on April 29, 2025 Nasdaq informed the Other Listed Company (the “Second April Notice” and together with the First April Notice, the “April Notices”) that it halted trading in the Other Listed Company’s securities pending the outcome of the Other Listed Company’s appeal before the Nasdaq Hearings Panel (the “Panel”). According to the Other Listed Company’s public disclosures, at the time of receipt of the April Notices, the Other Listed Company was not in compliance with Nasdaq Listing Rule 5450(b)(2)(C), which requires the market value its publicly held shares to equal at least $15 million (the “MVPH Rule”), and its stock was trading at less than $.01. Although the Company is not subject to the MVPH Rule because it is listed on the Nasdaq Capital Market, Nasdaq could in its discretion determine that the issuance of Series B Warrants was against public interest, make at delisting determination and if we appealed such determination, halt trading in our Common Stock pending such appeal. Any delisting determination or suspension of the trading of our Common Stock by Nasdaq would have material adverse consequences to the value of our Common Stock as described under “Risk Factors--We may not be able to maintain the listing of our Common Stock on Nasdaq, which could adversely affect our liquidity and the trading volume and market price of our Common Stock and decrease or eliminate your investment.”

It is likely that the Company will effect a reverse stock split which could have adverse effects on the value and liquidity of our Common Stock.

As described under “Risk Factors--We may not be able to maintain the listing of our Common Stock on Nasdaq, which could adversely affect our liquidity and the trading volume and market price of our Common Stock and decrease or eliminate your investment,” the Company is required to regain compliance with the Bid Price Rule by August 25, 2025 or be delisted by Nasdaq. In order to regain compliance, it is likely that the Company will effect a reverse stock split. A majority of the Company’s stockholders have already approved a reverse stock split by the Company having a ratio ranging from 1:2 to 1:250. The effect of a reverse stock split on our stock price cannot be predicted with any certainty, and the history of reverse stock splits for other companies in various industries is varied, particularly since some investors may view a reverse stock split negatively. It is possible that our stock price after a reverse stock split will not increase in the same proportion as the reduction in the number of shares outstanding, causing a reduction in our overall market capitalization. Further, even if we implement a reverse stock split, our stock price may decline due to various factors, including any long term effects of the substantial dilution resulting from the Private Placement, our future performance and general industry, market and economic conditions. This percentage decline, as an absolute number and as a percentage of our overall market capitalization, may be greater than would occur in the absence of a reverse stock split.

Under the Purchase Warrants, a reverse stock split is an adjustment trigger and could result in the lowering of the exercise price of the Purchase Warrants (after taking into account the normal pro rata increase in the exercise price that would result from reverse stock splits generally). However, a reverse stock split will likely have no effect on the exercise price of the Series B Warrants as the Company is expected effect the reverse stock split after all Series B Warrants have been exercised, which is likely to occur after the adjustment period at a zero exercise price. If the exercise price of the Series A Warrants is reset to the floor price during the adjustment period the Company’s expected reverse stock split would not have any effect on the exercise price of the Series A Warrants, other than the normal pro rata adjustments that are made to warrants in reverse stock splits.

A reverse stock split may decrease the liquidity of our Common Stock and result in higher transaction costs. The liquidity of our Common Stock may be negatively impacted by the reduced number of shares outstanding after the reverse stock split, which would be exacerbated if the stock price does not increase following the split. In addition, a reverse stock split would increase the number of stockholders owning “odd lots” of fewer than 100 shares, trading in which generally results in higher transaction costs. Accordingly, a reverse stock split may not achieve the desired results of increasing marketability and liquidity as described above.

The implementation of a reverse stock split would result in an effective increase in the authorized number of shares of Common Stock available for issuance, which could, under certain circumstances, have anti-takeover implications. The additional shares of Common Stock available for issuance could be used by us to oppose a hostile takeover attempt or to delay or prevent changes in control or in our management. Although the reverse stock split has been prompted by business and financial considerations, and not by the threat of any hostile takeover attempt (nor is the Board currently aware of any such attempts directed at us), stockholders should be aware that approval of the reverse stock split could facilitate future efforts by us to deter or prevent changes in control, including transactions in which stockholders might otherwise receive a premium for their shares over then-current market prices.

Stockholders should also keep in mind that the implementation of a reverse stock split does not have an effect on the actual or intrinsic value of our business or a stockholder’s proportional ownership interest (subject to the treatment of fractional shares). However, should the overall value of our Common Stock decline after a reverse stock split, then the actual or intrinsic value of shares held by stockholders will also proportionately decrease as a result of the overall decline in value.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements made in this prospectus that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements, and should be evaluated as such. Forward-looking statements include information concerning possible or assumed future results of operations, including descriptions of our business plan and strategies. These statements often include words such as “anticipate,” “expect,” “suggest,” “plan,” “believe,” intend,” “project,” “forecast,” “estimates,” “targets,” “projections,” “should,” “could,” “would,” “may,” “might,” “will,” and other similar expressions. These forward-looking statements are contained throughout this prospectus, including the sections entitled “Prospectus Summary,” “Risk Factors,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.”

We base these forward-looking statements or projections on our current expectations, plans, and assumptions, which we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments, and other factors we believe, are appropriate under the circumstances and at this time. As you read and consider this prospectus, you should understand that these statements are not guarantees of performance or results. The forward-looking statements and projections contained herein are subject to and involve risks, uncertainties, and assumptions, and therefore you should not place undue reliance on these forward-looking statements or projections. Although we believe that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect our actual financial results, and therefore actual results might differ materially from those expressed in the forward-looking statements and projections. Factors that might materially affect such forward-looking statements and projections include:

●	Our ability to effectively operate our business segments;

●	Our ability to manage our research, development, expansion, growth, and operating expenses;

●	Changes or delays in government regulation relating to the healthcare and Life Sciences industries;

●	Our ability to evaluate and measure our business, prospects, and performance metrics;

●	Our ability to compete, directly and indirectly, and succeed in the highly competitive and evolving ridesharing industry;

●	Our ability to respond and adapt to changes in technology and customer behavior;

●	Our ability to protect our intellectual property and to develop, maintain and enhance a strong brand; and

●	other factors (including the risks contained in the section of this prospectus entitled “Risk Factors”) relating to our industry, our operations, and results of operations.

The preceding list is not intended to be an exhaustive list of all of our forward-looking statements. The forward-looking statements are based on our beliefs, assumptions, and expectations of future performance, taking into account the information currently available to us. These statements are only predictions based upon our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance, or achievements to differ materially from the results, level of activity, performance, or achievements expressed or implied by the forward-looking statements. Other sections of this prospectus may include additional factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time and it is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Before investing in our Common Stock, investors should be aware that the occurrence of the events described under the caption “Risk Factors” and elsewhere in this prospectus could have a material adverse effect on our business, results of operations, and future financial performance.

Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We cannot guarantee future results, levels of activity, performance, or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

USE OF PROCEEDS

This prospectus relates to the Common Stock that may be offered and sold from time to time by the selling stockholders. We are not selling any shares of our Common Stock in this offering, and we will not receive any of the proceeds from the sale of shares of our Common Stock by the selling stockholder. The selling stockholders will receive all of the proceeds from any sales of the shares of our Common Stock offered hereby, however we will receive the proceeds from any cash exercises of the Purchase Warrants; however as a result of the zero exercise price option we do not expect to receive any cash proceeds from the exercise of the Series B Warrants.

DIVIDEND POLICY

We have never declared or paid any cash dividend and do not anticipate paying any dividends in the foreseeable future. We currently intend to retain future earnings, if any, to finance operations and expand our business. Our board of directors has sole discretion whether to pay dividends. If our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that our directors may deem relevant.

THE PRIVATE PLACEMENT

Background

On March 20, 2024 the Company received a notification from Nasdaq that it did not comply with the minimum $2,500,000 stockholders’ equity requirement for continued listing set forth in Nasdaq Listing Rule 5550(b)(1) (the “Stockholders’ Equity Rule”) and was given until September 16, 2024 to comply with this requirement and such deadline was subsequently extended by the Panel. On February 20, 2025 the Panel approved the Company’s request for the Panel to consider it in compliance with the Stockholders’ Equity Rule, if by February 28, 2025, it disclosed in a public filing that it believed it had regained compliance with the Stockholders’ Equity Rule and the event that occurred resulting in such compliance. On February 28, 2025, the Company publicly disclosed in a Current Report on Form 8-K that it believed it was in compliance with the Rule as a result of receiving net proceeds of approximately $13.68 million from the Private Placement (as defined below).

The purpose of the Private Placement was for the Company to regain compliance with the Stockholders’ Equity Rule and to increase its working capital.

Terms of Private Placement

On February 27, 2025, we entered into Securities Purchase Agreements with the selling stockholders for the private placement (the “Private Placement”) of 36,190,485 Units, each Unit consisting of (i) one share of Common Stock; (ii) a Pre-Funded Warrant to purchase one share of common stock; a Series A Warrant to purchase one share of common stock and one Series B Warrant to purchase one share of common stock at an offering price of $0.42 per Unit (or $0.41999 per Unit in the case of Units that include pre-funded warrants). The Common Stock, the Pre-Funded Warrants and the Purchase Warrants included in the Units and the Common Stock underlying the Pre-Funded Warrants and the Purchase Warrants are collectively referred to herein as the “Securities” and the Securities, other than the Pre-Funded Warrants, and the Purchase Warrants shall be referred to herein as the “Registrable Securities.” The entire transaction was priced at the market under Nasdaq rules and closed on February 28, 2025.

The initial exercise price for both the Series A Warrants and Series B Warrants is $0.84 per share and both the Series A Warrants and Series B Warrants terminate on the fifth anniversary of the earlier of (i) the effective date of the registration statement related to this prospectus (the “Registration Statement”) or (ii) the date that the Registerable Securities can be sold, assigned or transferred without restriction or limitation pursuant to Rule 144 promulgated under the 1933 Act, as amended. The Purchase Warrants became exercisable on March 23, 2025, the effective date of the approval by the stockholders of the exercise of the Purchase Warrants.

The Purchase Warrants contain a one-time reset of the exercise price (subject to a floor of $0.084 per share) to a price equal to the lowest Weighted Average Price (as defined in the Purchase Warrants) for the Common Stock during the period (the “Adjustment Period”) beginning two (2) trading days immediately prior to the effective date of the Registration Statement and ending on the tenth (10th) trading day after the effective date of the Registration Statement (the “Adjustment Period End Date”). A reset of the exercise price will only occur if the lowest Weighted Average Price during the Adjustment Period is lower than the initial exercise price. If a reset of the exercise price of a Purchase Warrant occurs, the number of shares of Common Stock underlying such Purchase Warrant will also be increased on the trading day after the Adjustment Period End Date (the “Adjustment Date”), so that the reset exercise price multiplied by increased number of shares equal the aggregate proceeds that would have resulted from the full exercise of such Purchase Warrant immediately prior to the Adjustment Date.

If a holder of a Purchase Warrant requests to exercise a Purchase Warrant in whole or in part on any given date prior to an Adjustment Date on which (1) all Registrable Securities have become and remained registered pursuant to an effective Registration Statement that is available for the resale of all Registrable Securities, provided, however, if less than all Registrable Securities have become registered for resale on the date that the Registration Statement is declared effective, such holder with respect to itself only, shall have the right in its sole and absolute discretion to deem such condition satisfied, including with regard only to the Registrable Securities that have been so registered, (2) such holder can sell all Registrable Securities pursuant to Rule 144 without restriction or limitation or (3) twelve (12) months immediately following the issuance of the Purchase Warrants (any such date, an “Exercise Date”), solely with respect to such portion of the Purchase Warrant being exercised on such applicable Exercise Date, (a) such applicable Exercise Date shall be deemed to mean the Adjustment Date, (b) such applicable Adjustment Period shall be deemed to have commenced on the applicable date set forth in clause (1), (2) or (3) hereof, as applicable and ended on the eleventh (11th) Trading Day thereafter and (c) the applicable Adjustment Price and Adjustment Share Amount for such exercised Purchase Warrants shall be calculated as stated in the previous paragraph.

The Purchase Warrants also contain anti-dilution protection (subject to the floor price of $0.084) against Dilutive Issuances (as defined in the Purchase Warrants), whereby the exercise price and the number of shares of Common Stock underlying the Purchase Warrants is subject to reset in the same manner as described above.

The exercise price (subject to the floor price of $0.084) and number of shares of Common Stock underlying the Purchase Warrants will also reset if there occurs any share split, reverse share split, share dividend, share combination recapitalization or other similar transaction involving the Company’s Common Stock (each, a “Share Combination Event”) and the lowest Weighted Average Price of the Common Stock during the period commencing on the trading day immediately following the applicable Share Combination Event and ending on the fifth (5th) trading day immediately following the applicable Share Combination Event Date is less than the Exercise Price then in effect in the same manner described above.

In addition, a holder of Series B Warrants may, at any time and in its sole discretion, exercise its Series B Warrants in whole or in part by means of a “zero exercise price” option in which the holder is entitled to receive a number of shares of Common Stock that shall equal the product of (x) the aggregate number of shares of Common Stock that would be issuable upon exercise of the Series B Warrant in accordance with its terms if such exercise were by means of a cash exercise rather than through the zero exercise price option and (y) 3. As a result of this feature, we do not expect to receive any cash proceeds from the exercise of the Series B Warrants because it is highly unlikely that a Series B Warrant holder will elect to pay an exercise price in cash to receive one share of common stock when they could elect the zero exercise price option in these circumstances to receive more shares of common stock than they would receive if they did pay an exercise price. As an example, given the above provisions, holders of the Series B Warrants will be issued a maximum of 1,085,714,550 shares of Common Stock upon the exercise of the Series B Warrants. Each Series B Warrant includes one underlying share of common stock that may be obtained by exercising the Series B Warrant at an exercise price of $0.84; however if the holder elects the zero exercise price option, the number of shares of common stock could increase to up to 30 shares of common stock underlying each Series B Warrant if the exercise price decreases to and equals the Floor Price at the time of such election. As such, holders of the Series B Warrants may elect to be issued up to 1,085,714,550 shares of common stock upon the exercise of the Series B Warrants assuming the Floor Price. For a description of the risks involved with exercise of the Series B Warrants, see “Risk Factors—Risks Related to this Offering.”

Pursuant to the Purchase Agreement, the Company has agreed that until ninety (90) days after the effective date of the Registration Statement, neither the Company nor any of its subsidiaries shall (i) issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of Common Stock or Common Stock equivalents or (ii) file any registration statement or any amendment or supplement thereto, in each case other than as contemplated pursuant to the Registration Rights Agreement (as defined below) or, solely with respect to securities issued pursuant to any share or option plan duly adopted for such purpose by the Company’s board of directors or a committee of non-employee directors established for such purpose for services rendered to the Company, on Form S-8. However, the Company shall be permitted to issue up to 500,000 options to purchase shares pursuant to the Company’s equity incentive plan, subject to certain exceptions set forth in the Purchase Agreement.

Pursuant to the Purchase Agreement, the Company has also agreed that until one hundred and eighty (180) days after the effective date of the registration statement, the Company and any of its subsidiaries shall be prohibited from effecting or entering into an agreement to effect any issuance by the Company or any of its subsidiaries of shares of Common Stock or Common Stock equivalents (or a combination of units thereof) involving a Variable Rate Transaction, subject to certain exception set forth in the Purchase Agreement.

“Variable Rate Transaction” means a transaction in which the Company (i) issues or sells any shares of Common Stock or Common Stock equivalents either (A) at a conversion price, exercise price or exchange rate or other price that is based upon, and/or varies with, the trading prices of or quotations for the shares of Common Stock at any time after the initial issuance of such debt or equity securities or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock, other than in connection with customary anti-dilution adjustments resulting from future stock splits, stock dividends or similar transactions, or (ii) issues or sells any amortizing convertible security that amortizes prior to its maturity date, whereby it is required to or has the option to (or the investor in such security has the option to require the Company to) make such amortization payments in Common Stock (whether or not such payments in stock are subject to certain equity conditions) or (iii) enters into, or effects a transaction under, any agreement, including, but not limited to, an equity line of credit or “at-the-market” offering, whereby it may sell securities at a future determined price, regardless of whether shares of Common Stock pursuant to such agreement have actually been issued and regardless of whether such agreement is subsequently canceled, provided that any issuance of Shares (1) issued in connection with the Securities Purchase Agreement dated December 28, 2023 between the Company and L1 Capital Global Opportunities Master Fund Ltd or any of the transaction documents related thereto (collectively, The “L1 Transaction Documents”) excluding any amendments or restatements of such L1 Transaction Documents or (2) upon the exercise of the Purchase Warrants will not be deemed a Variable Rate Transaction.

The Company has also entered into a Registration Rights Agreement (the “Registration Rights Agreement”) dated February 28, 2025 with the selling stockholders pursuant which we agreed to file the Registration Statement for all of the Registrable Securities within five (5) calendar days of filing its Annual Report on Form 10-K for fiscal year 2024 and has agreed that the Registration Statement shall be effective no later than 45 days after the filing of such 10-K (if the Securities and Exchange Commission (the “SEC”) has no comments on the Registration statement and no later than 75 days after the filing of such 10-K if the SEC does have comments. The Company has agreed to pay a daily penalty to the selling stockholders equal to 0.1% of the subscription amount of the Unit offering for each day it fails to meet the deadlines described above.

The gross proceeds from the Private Placement were approximately $15.2 million, from which the Company received approximately $13.68 million in net proceeds after fees and expenses of the Private Placement.

SELLING STOCKHOLDERS

This prospectus relates to the offer and sale from time to time of up to 1,483,809,885 shares of Common Stock of Healthcare Triangle, Inc. by the selling stockholders. The number of shares the selling stockholders may sell consists of up to 1,483,809,885 shares of Common Stock, consisting of (i) up to 7,017,429 shares of Common Stock purchased from us by the selling stockholders as part of the Units; (ii) up to 29,173,056 shares of Common Stock that may be issued to the selling stockholders if they fully exercise the Pre-Funded Warrants; (iii) 361,904,850 shares of Common Stock that may be issued to the selling stockholders if they fully exercise the Series A Warrants at the floor price of $0.084 per share and (iv) 1,085,714,550 shares of Common Stock that may be issued to the selling stockholders if they fully exercise the Series B Warrants using the “zero exercise price option” as provided for in the Series B Warrants and prior to such exercise, the exercise price for all of the shares underlying the Series B Warrants is reset to the floor price of $0.084 per share. The shares of Common Stock covered by this prospectus will be issued in reliance on exemptions from registration provided by Section 4(a)(2) of the Securities Act and Rule 506(b) promulgated thereunder.

We are registering the shares of Common Stock to permit the selling stockholders to offer these shares for resale from time to time and to satisfy our obligations in connection with the Registration Rights Agreement. The selling stockholders are investors who have had no position, office, or other material relationship (other than as a purchaser of securities) with us or any of our affiliates within the past three years. Our knowledge is based on information provided by selling stockholder questionnaires in connection with the filing of this prospectus.

The table below lists the selling stockholders and information regarding the ownership of the shares of Common Stock held by each such selling stockholder. The number of shares of our Common Stock beneficially owned has been determined in accordance with Rule 13d-3 under the Exchange Act (“Rule 13d-3”), and such information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which a selling stockholder has sole or shared voting power or investment power and also any shares which that selling stockholder has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock options or warrants. The number of shares beneficially owned also assumes that such selling stockholder (1) has fully exercised its Pre-Funded Warrants and Purchase Warrants without regard to any limitations set forth therein, (2) sells all of the securities being offered by them in this prospectus; (3) does not dispose of any security of the Company other than the securities being offered in this prospectus; and (4) does not acquire any additional securities of the Company.

The third column assumes the sale of all of the shares offered by the selling stockholder pursuant to this prospectus.

The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Information about the selling stockholders may change over time. Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, to the extent required by law.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Before the Offering		Maximum Shares Sold	Number of Shares of Common Stock Owned After the Offering
Robert Forster(1)	292,857,178	(2)	292,857,178	0
Bigger Capital Fund, LP(3)	195,238,105	(4)	195,238,105	0
Great Point Capital, LLC(5)	195,238,105	(6)	195,238,105	0
East West Capital, LLC(7)	195,238,105	(8)	195,238,105	0
Meterora Capital LLC(9)	97,619,073	(10)	97,619,073	0
Boothbay Fund Management LLC(11)	97,619,073	(12)	97,619,073	0
BJI Financial Group(13)	97,619,073	(14)	97,619,073	0
S.H.N. Financial Investments LTD.(15)	97,619,073	(16)	97,619,073	0
FirstFire Global Opportunities Fund LLC(17)	48,809,557	(18)	48,809,557	0
Alta Partners, LLC(19)	48,809,557	(20)	48,809,557	0
Ascent Partners Fund LLC(21)	48,809,557	(22)	48,809,557	0
L1 Capital Global Opportunities Master Fund(23)	24,404,799	(24)	24,404,799	0
Rainforest Partners LLC(25)	24,404,799	(26)	24,404,799	0
The Hewlett Fund LP(27)	19,523,831	(28)	19,523,831	0
Total	1,483,809,885		1,483,809,885	0

(1)	The principal address of Robert Forster is 54 Deepdale Dr., Great Neck, NY 11021.
(2)	Includes 6,728,897 shares of Common Stock underlying Pre-Funded Warrants; 71,428,580 shares of Common Stock underlying the Series A Warrants (assuming that all shares are exercised at the floor price of $0.084) and 214,285,740 shares of Common Stock underlying the Series B Warrants (assuming all shares are exercised using zero exercise price option and prior to such exercise the exercise price of the Series B Warrants are reset the floor price of $0.084)

(3)	Bigger Capital Fund GP, LLC, as the general partner of Bigger Capital Fund, LP, may be deemed to beneficially own the securities held by Bigger Capital Fund, LP. Michael Bigger, as the managing member of Bigger Capital Fund GP, LLC, may be deemed to beneficially own the securities beneficially owned by Bigger Capital Fund GP, LLC. Each of Bigger Capital Fund GP, LLC and Mr. Bigger disclaims beneficial ownership of the securities held by Bigger Capital Fund GP, LLC. The principal address of Bigger Capital Fund, LP is 11700 West Charleston Blvd. #170-659, Las Vegas, NV 89135.
(4)	Includes 4,347,944 shares of Common Stock underlying Pre-Funded Warrants; 47,619,050 shares of Common Stock underlying the Series A Warrants (assuming that all shares are exercised at the floor price of $0.084) and 142,857,150 shares of Common Stock underlying the Series B Warrants (assuming all shares are exercised using zero exercise price option and prior to such exercise the exercise price of the Series B Warrants are reset the floor price of $0.084)
(5)	Dan Dimiero is the Manager of Great Point Capital, LLC and may be deemed to beneficially own the securities held by it. The principal address of Great Point Capital, LLC is 200 West Jackson, Ste 1000, Chicago, IL 60606.
(6)	Includes 3,940,619 shares of Common Stock underlying Pre-Funded Warrants; 47,619,050 shares of Common Stock underlying the Series A Warrants (assuming that all shares are exercised at the floor price of $0.084) and 142,857 shares of Common Stock underlying the Series B Warrants (assuming all shares are exercised using zero exercise price option and prior to such exercise the exercise price of the Series B Warrants are reset the floor price of $0.084)
(7)	John Fife is the Manager of East West Capital, LLC and may be deemed to beneficially own the securities held by it. The principal address of East West Capital, LLC is 2005 East 2700 South, Suite 200, Salt Lake City, UT, 84109.
(8)	Includes 3,940,619 shares of Common Stock underlying Pre-Funded Warrants; 47,619,050 shares of Common Stock underlying the Series A Warrants (assuming that all shares are exercised at the floor price of $0.084) and 142,857,150 shares of Common Stock underlying the Series B Warrants (assuming all shares are exercised using zero exercise price option and prior to such exercise the exercise price of the Series B Warrants are reset the floor price of $0.084)
(9)	Mr. Vikas Mittal serves as the managing member of Meteora Capital, LLC and may be deemed to be the beneficial owner of the securities held by such entities. Mr. Mittal disclaims any beneficial ownership over such securities except to the extent of his pecuniary interest therein. The business address for this person is 71 Fort St, PO Box 500, Grand Cayman KY 1106.
(10)	Includes 1,966,992 shares of Common Stock underlying Pre-Funded Warrants; 23,809,530 shares of Common Stock underlying the Series A Warrants (assuming that all shares are exercised at the floor price of $0.084) and 71,428,590 shares of Common Stock underlying the Series B Warrants (assuming all shares are exercised using zero exercise price option and prior to such exercise the exercise price of the Series B Warrants are reset the floor price of $0.084)
(11)	The address of record for Boothbay Fund Management, LLC, a Delaware limited liability company (“Boothbay”) is 689 Fifth Avenue, 12th Floor, New York, NY, 10022. Ari Glass is the Managing Member of Boothbay.
(12)	Includes 1,966,992 shares of Common Stock underlying Pre-Funded Warrants; 23,809,530 shares of Common Stock underlying the Series A Warrants (assuming that all shares are exercised at the floor price of $0.084) and 71,428,590 shares of Common Stock underlying the Series B Warrants (assuming all shares are exercised using zero exercise price option and prior to such exercise the exercise price of the Series B Warrants are reset the floor price of $0.084)
(13)	Brian Walsh is the President of BJI Financial Group and may be deemed to beneficially own the securities held by it. The principal address of BJI Financial Group is 111 Sandelwood Drive, Marlboro, NJ 07746.
(14)	Includes 1,966,992 shares of Common Stock underlying Pre-Funded Warrants; 23,809,530 shares of Common Stock underlying the Series A Warrants (assuming that all shares are exercised at the floor price of $0.084) and 71,428,590 shares of Common Stock underlying the Series B Warrants (assuming all shares are exercised using zero exercise price option and prior to such exercise the exercise price of the Series B Warrants are reset the floor price of $0.084)

(15)	Nir Shamir is the Chief Executive Officer of S.H.N. Financial Investments Ltd. As such, S.H.N. Financial Investments Ltd. and Mr. Shamir may be deemed to beneficially own (as that term is defined in Rule 13d-3 under the Exchange Act) the securities described herein. To the extent Mr. Shamir is deemed to beneficially own such securities, Mr. Shamir disclaims beneficial ownership of these securities for all other purposes. The principal address of S.H.N. Financial Investments Ltd. is Herzliya Hills, Arik Einstein 3, Israel, 4610301.
(16)	Includes 1,559,667 shares of Common Stock underlying Pre-Funded Warrants; 23,809,530 shares of Common Stock underlying the Series A Warrants (assuming that all shares are exercised at the floor price of $0.084) and 71,428,590 shares of Common Stock underlying the Series B Warrants (assuming all shares are exercised using zero exercise price option and prior to such exercise the exercise price of the Series B Warrants are reset the floor price of $0.084)
(17)	Eli Fireman is the Managing Member of FirstFire Global Opportunities Fund, LLC and may be deemed to beneficially own the securities held by it. The principal address of FirstFire Global Opportunities Fund, LLC is 1040 1st Ave, New York, NY 10022.
(18)	Includes 776,516 shares of Common Stock underlying Pre-Funded Warrants; 11,904,770 shares of Common Stock underlying the Series A Warrants (assuming that all shares are exercised at the floor price of $0.084) and 35,714,310 shares of Common Stock underlying the Series B Warrants (assuming all shares are exercised using zero exercise price option and prior to such exercise the exercise price of the Series B Warrants are reset the floor price of $0.084)
(19)	The principal address of Alta Partners, LLC is 1205 Franklin Ave, Ste 320, Garden City, NY 11530.
(20)	Includes 776,516 shares of Common Stock underlying Pre-Funded Warrants; 11,904,770 shares of Common Stock underlying the Series A Warrants (assuming that all shares are exercised at the floor price of $0.084) and 35,714,310 shares of Common Stock underlying the Series B Warrants (assuming all shares are exercised using zero exercise price option and prior to such exercise the exercise price of the Series B Warrants are reset the floor price of $0.084)
(21)	Ascent is a subsidiary of Dominion Capital, LLC, another accredited and institutional investor in the Company and the table set forth above excludes all of the Company’s securities held by Dominion Capital, LLC. The address for Ascent is 19505 Biscayne Blvd., Suite 2350, Aventura, FL 33180.
(22)	Includes 776,516 shares of Common Stock underlying Pre-Funded Warrants; 11,904,770 shares of Common Stock underlying the Series A Warrants (assuming that all shares are exercised at the floor price of $0.084) and 35,714,310 shares of Common Stock underlying the Series B Warrants (assuming all shares are exercised using zero exercise price option and prior to such exercise the exercise price of the Series B Warrants are reset the floor price of $0.084)
(23)	David Feldman and Joel Arber are the Directors of L1 Capital Global Opportunities Master Fund, Ltd. As such, L1 Capital Global Opportunities Master Fund, Ltd., Mr. Feldman, and Mr. Arber may be deemed to beneficially own (as that term is defined in Rule 13d-3 under the Exchange Act) the securities held by L1 Capital Global Opportunities Master Fund, Ltd. To the extent Mr. Feldman and Mr. Arber are deemed to beneficially own such securities, Mr. Feldman and Mr. Arber disclaim beneficial ownership of these securities for all other purposes. The principal address of L1 Capital Global Opportunities Master Fund is 161A Shedden Road, 1 Artillery Court PO Box 10085 Grand Cayman, Cayman Islands KY1-1001.
(24)	Includes 181,278 shares of Common Stock underlying Pre-Funded Warrants; 5,952,390 shares of Common Stock underlying the Series A Warrants (assuming that all shares are exercised at the floor price of $0.084) and 17,857,170 shares of Common Stock underlying the Series B Warrants (assuming all shares are exercised using zero exercise price option and prior to such exercise the exercise price of the Series B Warrants are reset the floor price of $0.084)
(25)	Mark Weinberger is the Authorized Signatory of Rainforest Partners LLC and may be deemed to beneficially own the securities held by it. The principal address of Rainforest Partners LLC is 850 East 26th Street, Brooklyn, NY 11210.
(26)	Includes 181,278 shares of Common Stock underlying Pre-Funded Warrants; 5,952,390 shares of Common Stock underlying the Series A Warrants (assuming that all shares are exercised at the floor price of $0.084) and 17,857,170 shares of Common Stock underlying the Series B Warrants (assuming all shares are exercised using zero exercise price option and prior to such exercise the exercise price of the Series B Warrants are reset the floor price of $0.084)
(27)	Martin Chopp has voting and dispositive power over the securities held by The Hewlett Fund LP (“Hewlett”). Hewlett’s address is 100 Merrick Road, Suite 400W, Rockville Centre, NY 11570.
(28)	Includes 62,230 shares of Common Stock underlying Pre-Funded Warrants; 4,761,910 shares of Common Stock underlying the Series A Warrants (assuming that all shares are exercised at the floor price of $0.084) and 14,285,730 shares of Common Stock underlying the Series B Warrants (assuming all shares are exercised using zero exercise price option and prior to such exercise the exercise price of the Series B Warrants are reset the floor price of $0.084)

PLAN OF DISTRIBUTION

The selling stockholders, or their pledgees, donees (including charitable organizations), transferees or other successors-in-interest, may from time to time, sell any or all of the shares of Common Stock offered by this prospectus either directly by such individual, or through underwriters, dealers or agents or on any exchange on which the shares of Common Stock may from time to time be traded, in the over-the-counter market, or in independently negotiated transactions or otherwise. The selling stockholders may use any one or more of the following methods when selling shares of our Common Stock:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares of Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	any exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	distributions to their members, partners or stockholders;

●	settlement of short sales entered after the effective date of the registration statement of which the prospectus will form a part;

●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares of Common Stock at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares of Common Stock under Rule 144 under the Securities Act, if available, or otherwise as permitted pursuant to applicable law, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of the shares of Common Stock under this prospectus, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to the prospectus, in the case of any agency transaction not in excess of a customary brokerage commission in compliance with Financial Industry Regulatory Authority Rule 2121 (“Rule 2121”), and, in the case of a principal transaction a markup or markdown in compliance with Rule 2121.

In connection with sales of the Common Stock under this prospectus or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The selling stockholders may also sell the Common Stock short and deliver them to close their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell them. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of Common Stock offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling stockholders have been advised that they may not use the Common Stock registered on the registration statement of which this prospectus forms a part to cover short sales of our Common Stock made prior to the date the registration statement has been declared effective by the SEC.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the Common Stock owned by them, and the pledgees or secured parties will, upon foreclosure in the event of default, be deemed to be selling stockholder. As and when the selling stockholders take such actions, the number of securities under this prospectus on behalf of the selling stockholders will decrease. The selling stockholders may also transfer and donate the Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any underwriters, dealers or agents that participate in distribution of the securities may be deemed to be underwriters, and any profit on sale of the securities by them and any discounts, commissions or concessions received by any underwriter, dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

A selling stockholder that is an entity may elect to make an in-kind distribution of Common Stock to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus.

Under the securities laws of some states, the Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the common shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Common Stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the Common Stock to engage in market-making activities with respect to the Common Stock. All of the foregoing may affect the marketability of the Common Stock and the ability of any person or entity to engage in market-making activities with respect to the common shares.

We are not selling any shares of our Common Stock in this offering, and we will not receive any of the proceeds from the sale of shares of our Common Stock by the selling stockholder. The selling stockholders will receive all of the proceeds from any sales of the shares of our Common Stock offered hereby. There can be no assurances that the selling stockholders will sell any or all of the securities offered under this prospectus.

The selling stockholders will pay all selling commissions, underwriting discounts, other broker-dealer fees, finder’s fees and stock transfer taxes applicable to the Common Stock offered hereby. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, word processing, printing and copying expenses, messenger and delivery expenses, fees and disbursements of counsel for the Company and all independent public accountants and other persons retained by the Company.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Once sold under the registration statement, of which this prospectus forms a part, the Common Stock offered hereby will be freely tradable in the hands of persons who purchase such shares, other than our affiliates.

LEGAL MATTERS

Certain legal matters relating to the validity of our Common Stock covered by this registration statement will be passed upon by Sichenzia Ross Ference Carmel LLP, New York, New York.

EXPERTS

The financial statements of Healthcare Triangle, Inc. as of and for the years ended December 31, 2024 and 2023 have been incorporated by reference in this prospectus in reliance upon the report of M&K CPAS PLLC, an independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed with the registration statement. For further information about us or our securities offered hereby, we refer you to the registration statement and the exhibits and schedules filed thereto. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

We are subject to the informational requirements of the Exchange Act, and, in accordance with the Exchange Act, file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the SEC’s public reference facilities and the website of the SEC at www.sec.gov. Additionally, we will make these filings available, free of charge, on our website at https://www.healthcaretriangle.com as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on our website, other than these filings, is not, and should not be, considered part of this prospectus supplement and is not incorporated by reference into this document.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference much of the information that we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. This prospectus incorporates by reference the documents listed below (other than any portions of such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules):

●	our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 31, 2025;

●	our Current Reports on Form 8-K, filed with the SEC on January 21, 2025, February 18, 2025, February 27, 2025, March 3, 2025, March 24, 2025, April 2, 2025, April 11, 2025, and April 11, 2025;

●	our Schedule 14A, filed with the SEC on March 7, 2025;

●	our Schedule 14C, filed with the SEC on March 17, 2025;

●	the description of our common stock contained in the Registration Statement on Form 8A12B (File No. 001-40903) relating thereto, filed on October 12, 2021, including any amendment or report filed for the purpose of updating such description; and

●	any future filings made with the SEC under Section 13(a), 13(c) or 15(d) of the Exchange Act.

Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to:

Up to 1,483,809,885 Shares of Common Stock

HEALTHCARE TRIANGLE, INC.

PROSPECTUS

, 2025

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date of this prospectus. We are not making an offer of these securities in any state where the offer is not permitted.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common shares being registered. All amounts, other than the SEC registration fee and FINRA filing fee, are estimates. We will pay all these expenses.

Amount
SEC registration fees	$69,855.18
Accounting fees and expenses	$4,500.00
Legal fees and expenses	$65,000.00
EDGAR agent fees	$1,500.00
Miscellaneous fees and expenses	$0.82
Total	$140,856.00

Item 14. Indemnification of Directors and Officers

Section 102 of the General Company Law of the State of Delaware (“DGCL”) permits a Company to eliminate the personal liability of directors of a Company to the Company or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation provides that no director of the Company shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a Company has the power to indemnify a director, officer, employee, or agent of the Company, or a person serving at the request of the Company for another Company, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the Company, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our amended and restated certificate of incorporation provides that we will indemnify to the fullest extent permitted from time to time by the DGCL or any other applicable laws as presently or hereafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Company, by reason of his acting as a director or officer of the Company or any of its subsidiaries (and the Company, in the discretion of the Board of Directors, may so indemnify a person by reason of the fact that he is or was an employee or agent of the Company or any of its subsidiaries or is or was serving at the request of the Company in any other capacity for or on behalf of the Company) against any liability or expense actually and reasonably incurred by such person in respect thereof; provided, however, the Company shall be required to indemnify an officer or director in connection with an action, suit or proceeding (or part thereof) initiated by such person only if (i) such action, suit or proceeding (or part thereof) was authorized by the Board of Directors and (ii) the indemnification does not relate to any liability arising under Section 16(b) of the Exchange Act, as amended, or any rules or regulations promulgated thereunder. Such indemnification is not exclusive of any other right to indemnification provided by law or otherwise.

If a claim is not paid in full by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where any undertaking required by the By-laws of the Company has been tendered to the Company) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Company to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Company. Neither the failure of the Company (including its Board of Directors, legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Company (including its Board of Directors, legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. Indemnification shall include payment by the Company of expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if it is ultimately determined that such person is not entitled to indemnification.

In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers, and persons who control us within the meaning of the Securities Act of 1933, as amended, or the Securities Act, against certain liabilities.

Item 15. Recent Sales of Unregistered Securities

During the past three years, we issued the following securities, which were not registered under the Securities Act.

Private Placement in March 2025

On February 27, 2025, the Company entered into securities purchase agreements with several institutional investors (the “Investors”) for the private placement of 36,190,485 units (each a, “Unit”), with each Unit consisting of one share of the Company’s common stock (“Common Stock”) or one pre-funded warrant (a “Pre-Funded Warrant”) to purchase one share of Common Stock, one Series A Warrant (a “Series A Warrant”) to purchase one share of common stock and one Series B Warrant (a “Series B Warrant” and together with the Series A Warrant, the “Purchase Warrants”) to purchase one share of Common Stock at an offering price of $0.42 per Unit (or $0.41999 per Unit in the case of Units that include pre-funded warrants), for gross proceeds of $15.2 million (excluding any related expenses and underwriting discounts).

The initial exercise price for both the Series A Warrants and Series B Warrants is $0.84 per share and both terminate on the fifth anniversary of the later of (x) effective date of stockholder approval and (y) the earlier of (i) the effective date of the registration statement (the “Registration Statement”) filed by the Company to register the underlying securities or (ii) the date that the underlying securities can be sold, assigned or transferred without restriction or limitation pursuant to Rule 144 promulgated under the 1933 Act, as amended.

The securities were issued and sold in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506(b) promulgated thereunder since, among other things, the issuance was made without any public solicitation to a limited number of accredited investors and/or qualified institutional buyers and were acquired for investment purposes only.

Private Placement in December 2023

On December 28, 2023, the Company entered into the Securities Purchase Agreement with the selling stockholder, pursuant to which the Company agreed to issue to the selling stockholder, in a private placement (the “Private Placement”), Senior Secured 15% Original Issue Discount Convertible Promissory Notes (the “Notes”) in the aggregate principal amount of up to $5,200,000 which will result in gross proceeds to the Company in the amount of up to $4,420,000 due to the original issue discount, and warrants (the “Warrants”) to purchase a number of shares of the Company’s common stock (the “Warrant Shares”) equal to 50% of the face value of the Notes divided by the volume weighted average price, in three tranches.

Under the first tranche of funding, which closed upon signing of the Securities Purchase Agreement on December 28, 2023, the Company issued a Note to the Investor in the principal amount of $2,000,000 which resulted in gross proceeds to the Company of $1,700,000 (the “First Tranche Note”) and Warrants to purchase up to an aggregate of 357,500 Warrant Shares (the “First Tranche Warrants”).

Each Note matures 18 months after issuance, does not bear any interest unless an event of default occurs, in which case the Note will bear interest at an annual rate of 18%, and is convertible into shares of the Company’s Common Stock (the “Conversion Shares”) at an initial conversion price equal to $3.44688, provided that if an event of default has occurred and is continuing without cure, the conversion price will be the lesser of (i) $3.44688, (ii) 95% of the average of the three lowest daily volume weighted average prices of the Common Stock during the 20 trading days immediately preceding the notice of conversion of the Note, and (iii) 80% of the lowest daily volume weighted average price in the 10 trading days immediately preceding the applicable conversion date, subject to adjustment as further specified in the Note. Each Note is fully repayable in cash upon maturity. In addition, the Investor has the option of requiring prepayment of up to 25% of the issuance amount of a subsequent financing.

The Warrants are exercisable at an initial exercise price of $3.44688 per share, subject to adjustment. The Warrants carry a 5-year term and, if not exercised, will terminate on December 28, 2028.

The securities were issued and sold in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506(b) promulgated thereunder since, among other things, the issuance was made without any public solicitation to a limited number of accredited investors and/or qualified institutional buyers and were acquired for investment purposes only.

Issuances of Common Stock

We issued 393,000 shares of common stock (the “Shares”), a Pre-Funded Warrant (the “Pre-Funded Warrant”) to purchase up to an aggregate of 216,756 shares of the Company’s common stock (the “Warrant Shares”) and Preferred Investment Options (the “Preferred Investment Options”) to purchase up to an aggregate of 609,756 shares of common stock (the “PIO Shares” and together with the Shares, Pre-Funded Warrant and the Warrant Shares, the “Securities”) pursuant to the terms and conditions of the Securities Purchase Agreement, dated as of July 10, 2022, between us and a single purchaser. In addition to this, in connection with this offering, we also issued to the Placement Agent, or its designees, Placement Agent Preferred Investment Options to purchase up to an aggregate of 42,683 shares of the Company’s common stock.

The issuance of the common stock listed above was deemed exempt from registration under Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder in that the issuance of securities was made to an accredited investor and did not involve a public offering. The recipient of such securities represented its intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

Issuances of Notes

The Company and an investor entered an agreement on October 9, 2024, to issue to the investor 20% OID Promissory note for proceeds of $1,000,000. The original agreement contained the terms to mutually extend the maturity date of the note up to January 31, 2025. The Company renegotiated the extension of the original maturity of the note by three months from December 8, 2024, to March 8, 2025 and increased the maturity value of the note to $1,500,000 as per the terms of the note. The Company recorded an amount of $500,000 as an OID and repaid the note value of $1,500,000 on March 7, 2025.

The issuance of the Note listed above were deemed exempt from registration under Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder in that the issuance of securities were made to an accredited investor and did not involve a public offering. The recipient of such securities represented its intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

Issuance of Series A Super Voting Preferred Stock

On July 12, 2021, we issued 6,000 shares of its Series A Super Voting Preferred Stock to Mr. Suresh Venkatachari pursuant to the terms of his employment agreement. Each share of Series A Super Voting Preferred Stock is entitled to 1,000 votes per share.

On March 12, 2025, we issued 14,000 shares of its Series A Super Voting Preferred Stock to Mr. Suresh Venkatachari. Each share of Series A Super Voting Preferred Stock is entitled to 1,000 votes per share.

The issuance of the Series A Super Voting Preferred Stock was deemed exempt from registration under Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder in that the issuance of securities did not involve a public offering. The recipient of such securities represented its intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

Issuance of Series B Preferred Stock

On October 22, 2024, we issued 1,600,000 shares of our newly designated Series B Convertible Preferred Stock (“Series B Preferred Stock”), which is/are convertible each into 10 common stock(s) of the Company, at the holder’s option (subject to shareholder’s approval), for a total consideration of at $4.50 per share of Series B Preferred Stock valuing the transferred assets at USD 7.20 million. The Series B Preferred Stock shares were issued pursuant to our October 21, 2024, Asset Transfer Agreement with SecureKloud Technologies, Inc., a Nevada corporation (“SK Inc.”), whereby the Company acquired substantially all of the business, assets, and operations relating to cloud and technology domain of SK Inc.

The issuance of the Series B Preferred Stock was deemed exempt from registration under Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder in that the issuance of securities did not involve a public offering. The recipient of such securities represented its intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

Item 16. Exhibits.

(a)	Exhibits.

Exhibit No.	Description
3.1	Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 (No. 333-259180), filed with the SEC on October 8, 2021)
3.2	Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1 (No. 333-259180), filed with the SEC on October 8, 2021)
3.3	Amendment to Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.3 to the Company’s Registration Statement on Form S-1 (No. 333-259180), filed with the SEC on October 8, 2021)
3.4	Series A Super Voting Preferred Stock Certificate of Designation (incorporated by reference to Exhibit 3.4 to the Company’s Registration Statement on Form S-1 (No. 333-259180), filed with the SEC on October 8, 2021)
3.5	Series A Super Voting Preferred Stock Amended and Restated Certificate of Designations (incorporated by reference to Exhibit 3.5 to the Company’s Registration Statement on Form S-1 (No. 333-259180), filed with the SEC on October 8, 2021)
3.6	Certificate of Designations of Preferences, Rights and Limitations of Series B Convertible Preferred Stock, dated October 22, 2024 (incorporated by reference to Exhibit 3.1 to the Company’s current report on Form 8-K, filed with the SEC on October 25, 2024)
4.1	Form of Underwriter’s Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1 (No. 333- 259180), filed with the SEC on October 8, 2021)
4.2	Form of Senior Secured 15% Original Issue Discount Convertible Promissory Note (incorporated by reference to Exhibit 4.1 to the Company’s current report on Form 8-K, filed with the SEC on January 2, 2024)
4.3	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.2 to the Company’s current report on Form 8-K, filed with the SEC on January 2, 2024)
4.4	HCTI - Convertible Unsecured Promissory Note, dated October 09, 2025 (incorporated by reference to Exhibit 4.5 to the Company’s Annual Report on Form 10-K, filed with the SEC on March 31, 2025)
4.5	Form of Series A Warrant (incorporated by reference to Exhibit 4.1 to the Company’s current report on Form 8-K, filed with the SEC on February 28, 2025)
4.6	Form of Series B Warrant (incorporated by reference to Exhibit 4.2 to the Company’s current report on Form 8-K, filed with the SEC on February 28, 2025)
4.7	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.3 to the Company’s current report on Form 8-K, filed with the SEC on February 28, 2025)
5.1**	Opinion of Sichenzia Ross Ference Carmel LLP
10.1	Asset Transfer Agreement, dated January 1, 2020 between the Company and SecureKloud Technologies, Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (No. 333-259180), filed with the SEC on October 8, 2021)
10.2	Equity Purchase Agreement, dated May 8, 2020 between the Company and SecureKloud Technologies, Inc. (incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form S-1 (No. 333-259180), filed with the SEC on October 8, 2021)
10.3	Form of 10% Convertible Promissory Note issued pursuant to the Securities Purchase Agreement (incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form S-1 (No. 333-259180), filed with the SEC on October 8, 2021)
10.4	Form of Common Stock Purchase Warrant issued pursuant to the Securities Purchase Agreement (incorporated by reference to Exhibit 10.5 to the Company’s Registration Statement on Form S-1 (No. 333-259180), filed with the SEC on October 8, 2021)
10.5	The Company’s 2020 Stock Incentive Plan (incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement on Form S- 1 (No. 333-259180), filed with the SEC on October 8, 2021)
10.6	Form of Grant (incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement on Form S-1 (No. 333-259180), filed with the SEC on October 8, 2021)
10.10	IT Master Services Agreement effective as of May 1, 2017 between F. Hoffmann-La Roche Ltd and the Company (incorporated by reference to Exhibit 10.14 to the Company’s Registration Statement on Form S-1 (No. 333-259180), filed with the SEC on October 8, 2021)

10.11	Form of Statement of Work under Master Services Agreement between F. Hoffmann-La Roche Ltd and the Company (incorporated by reference to Exhibit 10.15 to the Company’s Registration Statement on Form S-1 (No. 333-259180), filed with the SEC on October 8, 2021)
10.12	Form of Common Stock Purchase Warrant to be issued to the Placement Agent for the Note and Warrant Private Offering (incorporated by reference to Exhibit 10.16 to the Company’s Registration Statement on Form S-1 (No. 333-259180), filed with the SEC on October 8, 2021)
10.13	Share Purchase Agreement, dated December 10, 2021, among Healthcare Triangle, Inc., Devcool, Inc., Go To Assistance Inc., and Mr. Sandeep Deokule (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K, filed with the SEC on December 14, 2021)
10.14	Promissory Note, dated December 10, 2021 made to Go To Assistance Inc. (incorporated by reference to Exhibit 10.2 to the Company’s current report on Form 8-K, filed with the SEC on December 14, 2021)
10.15	Consulting Agreement dated December 10, 2021 between the Company and Sandeep Deokule (incorporated by reference to Exhibit 10.3 to the Company’s current report on Form 8-K, filed with the SEC on December 14, 2021)
10.16	Form of Securities Purchase Agreement, dated as of April 05, 2023, by and between the Company and the Purchaser (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K, filed with the SEC on April 6, 2023)
10.17	Employment Agreement between Healthcare Triangle, Inc. and Mr. David Ayanoglou, dated April 10, 2025. (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K, filed with the SEC on April 11, 2025)
10.18	Board Agreement, dated as of July 13, 2023, by and between the Company and Dave Rosa. (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K, filed with the SEC on July 14, 2023)
10.19	Form of Securities Purchase Agreement, dated as of December 28, 2023, by and between the Company and the Investor (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K, filed with the SEC on January 2, 2024)
10.20	Form of Registration Rights Agreement, dated as of December 28, 2023, by and between the Company and the Investor (incorporated by reference to Exhibit 10.6 to the Company’s current report on Form 8-K, filed with the SEC on January 2, 2024)
10.21	Security Agreement, dated as of December 28, 2023, by and between the Company, Devcool, and the Investor (incorporated by reference to Exhibit 10.2 to the Company’s current report on Form 8-K, filed with the SEC on January 2, 2024)
10.22	Pledge Agreement, dated as of December 28, 2023, by and between the Company and the Investor (incorporated by reference to Exhibit 10.3 to the Company’s current report on Form 8-K, filed with the SEC on January 2, 2024)
10.23	Subsidiary Guarantee, dated as of December 28, 2023, by and between the Company, Devcool, and the Investor (incorporated by reference to Exhibit 10.4 to the Company’s current report on Form 8-K, filed with the SEC on January 2, 2024)
10.24	Intercreditor Agreement, dated as of December 28, 2023, by and between Seacoast National Bank and the Investor (incorporated by reference to Exhibit 10.5 to the Company’s current report on Form 8-K, filed with the SEC on January 2, 2024)
10.25	Asset Transfer Agreement, by and between Healthcare Triangle, Inc. and SecureKloud Technologies, Inc., dated October 21, 2024 (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K, filed with the SEC on October 25, 2024)
10.26	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K, filed with the SEC on February 28, 2025)
10.27	Registration Rights Agreement (incorporated by reference to Exhibit 10.2 to the Company’s current report on Form 8-K, filed with the SEC on February 28, 2025)
10.28	Employment Agreement between Healthcare Triangle, Inc. and Ms. Sujatha Ramesh, dated March 18, 2025. (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K, filed with the SEC on March 24, 2025)
16.1	Letter from M&K CPAS, PLLC (incorporated by reference to Exhibit 16.1 to the Company’s current report on Form 8-K, filed with the SEC on April 11, 2025)
21.1	List of Subsidiaries of the Company (incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K, filed with the SEC on March 28, 2023)
23.1*	Consent of M&K CPAS PLLC
23.2**	Consent of Sichenzia Ross Ference Carmel LLP (included in Exhibit 5.1)
97.1	Healthcare Triangle, Inc. Clawback Policy, effective November 29, 2023 (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K, filed with the SEC on November 29, 2023)
107**	Exhibit Filing Fees

*	Filed herewith
**	Filed previously.

(b) Financial Statement Schedules.

All financial statement schedules are omitted because the information called for is not required or is shown either in the financial statements or in the notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

Paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) The undersigned registrant hereby undertakes that:

(i) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from a form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 8, 2025.

Healthcare Triangle, Inc.

By:	/s/ Dave Rosa
Dave Rosa
Chairman of the Board and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Dave Rosa	Chairman of the Board and Director	May 8, 2025
Dave Rosa

/s/ David Ayanoglou	Chief Financial Officer	May 8, 2025
David Ayanoglou	(principal financial and accounting officer)

/s/ Sujatha Ramesh	Chief Operating Officer and Director	May 8, 2025
Sujatha Ramesh

/s/ Ronald McClurg	Director	May 8, 2025
Ronald McClurg

/s/ Jainal Bhuiyan	Director	May 8, 2025
Jainal Bhuiyan